Exhibit 99.1

NEWS

For Immediate Release

AAR Appoints Michael J. Sharp as Chief Financial Officer

WOOD DALE, Illinois, September 29, 2015 – AAR CORP. (NYSE: AIR), a leading global aftermarket solutions company that serves commercial aviation and government customers worldwide, today announced that Michael J. Sharp has been appointed to serve as the Company’s Chief Financial Officer, effective October 5, 2015. Mr. Sharp will replace John C. Fortson who is resigning and relocating to take a CFO position with a non-aviation company.

Mr. Sharp, 53, is a 19-year veteran of the Company and currently serves as its Vice President, Controller and Chief Accounting Officer. He also served as interim Chief Financial Officer of the Company from October 2012 to July 2013. Prior to joining the Company, Mr. Sharp worked in management positions with Kraft Foods and KPMG LLP.

“I am pleased to announce the appointment of Mike Sharp as our new CFO,” said David P. Storch, Chairman of the Board, President and Chief Executive Officer of the Company. “Mike is an accomplished executive with significant financial, accounting and operational experience and a proven track record with the Company. I am confident in Mike’s ability to contribute in his new capacity to the successful execution of the Company’s business plan.”

Mr. Fortson said, “I have been fortunate to have had the opportunity to work as a part of the AAR senior management team and am confident that the Company’s strategy and focus on best-in-class execution will lead to lasting shareholder value creation.” Fortson continued, “Mike is well-qualified and will do a terrific job as CFO.”

Mr. Storch stated, “We are grateful to John for his service to the Company, and we wish him the best in his future endeavors.” Mr. Fortson served as CFO of the Company since July 2013.

About AAR

AAR is a global aftermarket solutions company that employs more than 4,500 people in over 20 countries. Based in Wood Dale, Illinois, AAR supports commercial aviation and government customers through two operating segments: Aviation Services and Expeditionary Services. AAR’s Aviation Services include inventory management; parts supply; OEM parts distribution; aircraft maintenance, repair and overhaul; and component repair. AAR’s Expeditionary Services include airlift operations; mobility systems; and command and control centers in support of military and humanitarian missions. More information can be found at www.aarcorp.com.

Media contact: Michael J. Sharp, Chief Financial Officer | 630-227-2110 or email Michael.Sharp@aarcorp.com.

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s Form 10-K for the fiscal year ended May 31, 2015. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.